Exhibit 15.3

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B  GST Reg No:  M90367663E    Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditor’s Report, dated February 9, 2026, on the consolidated financial statements of Jin Medical International Limited as of September 30, 2025 and 2024 and for each of the years in the two-year period ended September 30, 2025 (the “Auditor’s Report”), in this Annual Report on Form 20-F, and the incorporation by reference of our Auditor’s Report into the Registration Statement on Form F-3 initially filed with the SEC on June 25, 2025 (File No. 333-288314) , as subsequently amended and including all prospectus supplements thereof.

/s/ Audit Alliance LLP

Singapore
February 9, 2026